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                                                                      EXHIBIT 21

                                  SUBSIDIARIES


     CFSB Bancorp, Inc. (the "Corporation") owns 100% of the common stock of Community First Bank ("Community First") and Community First owns 100% of the common stock of Capitol Consolidated Financial Corporation, a Michigan corporation. Capital Consolidated Financial Corporation owns 100% of the common stock of Allegan Insurance Agency, Inc., a Michigan Corporation.

     Community First also owns 100% of the common stock of Community First Mortgage Corporation, a Michigan Corporation, which was formed on January 2, 1998.